 Exhibit 99.1

SwissINSO Issues Chairman's Letter to Shareholders

10TH April 2015

LAUSANNE, Switzerland,

SwissINSO Holding today issued a Letter to Shareholders from its Chairman and CEO, Rafic Hanbali, reviewing the progress of its operations and outlook for the coming year.

The Letter will be posted on the company's website. The Letter follows:

Dear Shareholders:

Firstly, I would like to apologize for not having written to you for some time as the Board has always maintained a policy of communicating only real achievements and facts of which I am pleased to say, there are now many.

Achievements in 2014 and Prospects for 2015

–	We have secured investment for all of our product industrialization and marketing expenses through a joint venture with Glass LLC of Dubai Investments. This sizable investment during the past year went primarily to the acquisition of equipment, raw material purchases, logistics and product certification.

–	We have restructured the company and decreased its debts and liabilities, maintaining excellent relations with our suppliers and service providers.

–	We now have a well-defined and exciting range of products, that are technically validated and which have already impressed thought-leaders and experts throughout the market.

–	We have, through the joint venture, an established industrial supply chain.

–	Several projects have already been successfully implemented using Kromatix® in Switzerland and Austria, with others planned in the UK, Dubai and other parts of the world. Deliveries of several thousand panels are waiting for the final certification, as well as several thousand square meters of glass.

–	We have signed a contract to develop two new amazing products and technologies that are complementary to our existing product range. We expect first demonstrators to be ready before the end of this year.

–	We have achieved our principal goal for last year: namely to put the Kromatix® brand out into the global market, with a supply chain and a marketing structure worldwide.

Moreover, we already have a sizeable section of the industry worldwide wanting to negotiate for the use of Kromatix® and with major media exposure planned, we expect this interest to increase significantly over the coming months.

–	Bloomberg USA, Fox Business News, Bloomberg Europe, Bloomberg Middle East and Bloomberg South America will broadcast twice an 18-minute interview between myself and Kathy Ireland (see photo below) in her Worldwide Business program.

Kathy is only waiting for us to give a date for their camera crews to shoot a clip of the projects in Lausanne, Basel, Austria and Dubai before broadcasting. The show is expected to air in May 2015.

In summary, we are confident of success. I have no fear for the continuation of production and market penetration. Finances and structure for their operation is secured, and that was the priority.

Up until now the company has primarily focused on raising finance to:

–	Complete its technology development work.

–	Establish and validate its supply chain.

–	Register its products.

–	Restructure the company and decrease its debts and liabilities.

–	Produce its first projects and demonstrate these products installed and functioning on a number of buildings (see below):

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I thank you and assure you of my dedication - and that of my whole team - to our company and to our beautiful and unique product.

Rafic Hanbali

Chairman & CEO

http://www.SwissINSO.com

"Safe Harbor" Statement:

A number of statements contained in this press release are forward-looking, made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve a number of risks and uncertainties, including our ability to raise capital when needed and on acceptable terms and conditions, the intensity of competition, and general economic factors. The actual results SwissINSO Holding Inc. may achieve could differ materially from any forward-looking statements due to such risks and uncertainties. SwissINSO Holding Inc. encourages the public to read the information provided here in conjunction with its most recent filings, which can be viewed at: http://www.sec.gov

SwissINSO contact details:

info@SwissINSO.com

http://www.SwissINSO.com

+41 (21) 693-8640

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